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                                                                     Exhibit 5



                                                             December 22, 1999

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

     RE: Registration of 409,700 shares of Common Stock of The DeWolfe Companies, Inc. on SEC Form S-8 Registration Statement

Gentlemen:

         Our opinion, as counsel for The DeWolfe Companies, Inc. (the "Company"), has been solicited in connection with the registration under the Securities Act of 1933 of an additional 409,700 shares of Common Stock, $.01 par value ("Common Stock"), to be issued by the Company pursuant to the Company's 1998 Stock Option Plan (the "Option Plan") as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 23, 1999.

         We have examined the Restated Articles of Organization of the Company, as amended, the By-laws and minute books of the Company, the Option Plan, and the pertinent statutes of the Commonwealth of Massachusetts.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to said Registration Statement will be, when issued and paid for in accordance with the terms of the Option Plan, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,




                                          LYNCH, BREWER,
                                          HOFFMAN & SANDS, LLP


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